SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made and entered into by and between US Dataworks, Inc., a Nevada corporation (the “Company”), and Mario H. Villarreal (“Employee”) on the date set forth on the signature page below.  The Company and Employee are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

WITNESSETH:

WHEREAS, Employee was employed by the Company as its President and Chief Operating Officer;

WHEREAS, Employee is also a member of the Board of Directors (the “Board”) as a Class III Director;

WHEREAS, the employment relationship between the Employee and the Company has been terminated effective as of December 28, 2011 (the “Employment Termination Date”) by mutual agreement of the Parties;

WHEREAS, in connection with such termination of employment, Employees wishes to formally resign from his position on the Board as a Class III Director; and

WHEREAS, it is the desire of the Company and Employee that they enter into a written agreement in order to confirm and establish their respective rights, duties, and obligations, to resolve any and all claims and differences that may exist or that in the future may arise, and for Employee to release the Company from any and all claims or other matters as set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing premises and the consideration more fully set forth hereinafter, and intending to be legally bound hereby, the Parties mutually agree as follows:

1.     COMPANY REFERENCES.  All references used herein to the “Company” shall refer to US Dataworks, Inc. and its subsidiaries and affiliates and the successors of the Company and their subsidiaries and affiliates.  The term “Company” shall also refer to Employer Flexible HR, Inc. (“EFHR”) and its subsidiaries and affiliates and the successors of EFHR and their subsidiaries and affiliates.  It is further agreed that EFHR shall be deemed a third party beneficiary of this Agreement and shall be entitled to enforce the provisions hereof as is necessary to protect the interests of EFHR to the same extent as the Company.

2.     TERMINATION OF EMPLOYMENT; RESIGNATION FROM BOARD AND OFFICES.  Effective as of the Employment Termination Date, the employment relationship between Employee and the Company shall terminate and cease and neither Party shall have any further rights or obligations with respect to or arising from such employment relationship except as provided herein.  Effective as of the Employment Termination Date, Employee hereby resigns from his position on the Board as a Class III Director and resigns from any and all other offices and other official positions that Employee may hold with the Company.

3.     SEVERANCE BENEFITS.  Provided that the Severance Condition (defined below) is met at the time of each of the payments contemplated by this Section 3, the Company will pay to Employee an amount equal to four months of his annual base salary in effect as of the Employment Termination Date for a total of $66,666.67 (the “Severance Payment”).  The Severance Payment will be paid evenly over the period from December 29, 2011 through April 28, 2012 and will be made in accordance with the Company’s existing payroll practices (i.e., on the 15th and last day of each month) with the last payment being made on or before April 30, 2012.  The Severance Payment will be subject to withholdings for payroll taxes and other appropriate withholdings.  US Dataworks, Inc. will be responsible for funding the severance payment due under this Section 3, which may be processed through EFHR.  In no event will EFHR be held responsible by the Employee for any failure of the Company to make such severance payment or any other payments hereunder.  As used herein, the term “Severance Condition” means that the Executive shall be in full compliance with all of his obligations under this Agreement.

4.     STOCK OPTIONS.  Employee acknowledges and agrees that, as of the Employment Termination Date, Employee holds the following stock options, all of which are fully vested and exercisable as of the Employment Termination Date (the “Employee Options”): (i) options to purchase 641,363 shares of the Company’s common stock at an exercise price of $0.55 per share and (ii) options to purchase 290,000 shares of the Company’s common stock at an exercise price of $1.49 per share.  The Parties further acknowledge and agree that the Employee Options will be governed by the stock option plan and granting instruments pursuant to which the Employee Options were granted, which governing documents provide, among other things, that if the Employee Options are not exercised within 90 days after the Employment Termination Date, they will be deemed forfeited and cancelled.

5.     WELFARE BENEFIT PLAN CONTRIBUTIONS AND ACCRUALS.  After the Employment Termination Date, the Company shall not be obligated to continue, pay for, or provide Employee’s health, dental, disability, life insurance and any other "welfare benefits" (as such term is defined under Section 3(1) of ERISA) or fringe benefits or perquisites; provided, however, that the Employee will be eligible for COBRA benefits as are available to the employees of the Company generally.

6.     RELEASE AND WAIVER OF CLAIMS BY EMPLOYEE.  For good and valuable consideration, including the Company’s agreements contained herein, the Employee hereby releases, discharges and forever acquits the Company, its affiliates and the past, present and future stockholders, members, partners, directors, managers, officers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties” or singularly, a “Company Party”), from liability for, and hereby waives, any and all claims, damages, punitive damages, attorneys’ fees and causes of action of any and every kind, whether in contract or in tort, known or unknown, matured or unmatured, at law or in equity, including, but not limited to, any and all claims for breach of contract, breach of fiduciary duty, torts, intentional torts, negligence, gross negligence and claims arising under or by virtue of any state or federal statute or constitution, for all actions and/or inactions by the Company occurring on or before the date this Agreement is executed and delivered by the Employee, including, but not limited to, all matters related to Employee’s employment with the Company on or prior to the date of this Agreement, including without limitation any alleged violation through the date of this Agreement of (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991, as amended; (iv) Section 1981 through 1988, and Section 2000 et seq., of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the Fair Labor Standards Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Worker Adjustment and Retraining Notification Act of 1988; (xi) the Sarbanes-Oxley Act of 2002, as amended; (xii) the Equal Pay Act, as amended; (xiii) the National Labor Relations Act, as amended; (xiv) the Family and Medical Leave Act, as amended; (xv) the Older Workers Benefit Protection Act, as amended; (xvi) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (xvii) the Health Insurance and Portability Accountability Act of 1996, as amended; (xviii) 29 U.S.C. Section 201 et seq.; (xix) 29 U.S.C. Section 206; (xx) 29 U.S.C. Section 1001, et. seq.; (xxi) the Texas Health and Safety Code, (xxii) the Texas Payday Act, (xxiii) the Texas Commission on Human Rights Act, (xxiv) the Texas Labor Code (including but not limited to Chapters 21, 61 and 451thereof), (xxv) any other state or federal employment or civil rights act or provision of law, and any and all claims for severance pay or benefits under any compensation or employee benefit plan, program, policy, contract or other arrangement; (xxvi) any other state anti-discrimination law; (xxvii) any other state wage and hour law; (xxviii) any other local, state or federal law, regulation, or ordinance; and/or (xxix) any public policy, contract, tort, or common law claim (collectively, the “Released Claims”). The Released Claims shall also include (i) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters; (ii) any and all rights, benefits, or claims the Employee may have under any employment contract, incentive compensation plan, or stock option plan with any Company Party, or to any ownership interest in any Company Party; and (iii) any claim for compensation or benefits of any kind.  The foregoing release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, the Employee is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that the Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.  By signing this Agreement, the Employee is bound by it.  Anyone who succeeds to the Employee’s rights and responsibilities, such as heirs or the executor of the Employee’s estate, is also bound by this Agreement.  The foregoing release also applies to any claims brought by any person or agency or class action under which the Employee may have a right or benefit.  THE FOREGOING RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

The Employee affirms that he has not filed, caused to be filed, and presently is not a party to, any claim, complaint, or action against the Company in any forum or form.  The Employee further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits are due to him.  The Employee furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act of 1993.  The Employee agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims.  The Employee represents that he has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights the Employee has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.  If the Employee brings or joins any lawsuit against any of the Company Parties in any court (except as necessary to protect the Employee’s rights under this Agreement or with respect to the Employee’s entry into this release) relating to any of the Released Claims, and the Employee is the prevailing party in such lawsuit, the Employee shall be obligated to return to the Company all amounts paid to the Employee under this Agreement, to the extent permitted under applicable law and ordered by the court.  Further, if the Employee violates the covenant not to sue set forth in this paragraph, the Employee shall be required to pay all costs and expenses (including the reasonable fees of counsel, related disbursements of counsel and court costs) incurred by any Company Party to defend such lawsuit or other claim.

By executing and delivering this Agreement, the Employee acknowledges that:

(a)	The Employee has carefully read this Agreement;

(b)	The Employee has been afforded adequate opportunity to consider this Agreement before executing and delivering it to the Company;

(c)
The Employee has been and hereby is advised in writing that the Employee may at his option, discuss this Agreement with an attorney of his choice and that the Employee has had adequate opportunity to do so; and

(d)
The Employee fully understands the final and binding effect of this Agreement; the only promises made to the Employee to sign this Agreement are those stated herein; and the Employee is signing this Agreement voluntarily and of the Employee’s own free will, and that the Employee understands and agrees to each of the terms of this Agreement.

7.     COOPERATION AND INDEMNIFICATION.  Employee agrees to make himself freely available to cooperate in the defense and in the preparation of the legal response to any matter covered thereunder.  Employee agrees to cooperate to the fullest extent of his abilities with Company and, if requested by Company to do so, with any attorney, expert or other person Company may designate, in the investigation, defense and resolution of any threatened or asserted litigation, claim, potential claim, or investigation initiated by or involving the Company, including, without limitation, truthfully testifying on behalf of Company in connection with any such investigation or proceeding.

8.    NON-ADMISSION OF LIABILITY.  This Agreement shall not constitute or be construed as an admission by the Company or any other person or entity of any liability to, or the validity of, any claim by the Employee.  Employee acknowledges and agrees that he has been treated in a fair and lawful manner, and it is agreed between the Parties that nothing herein is intended or shall be construed as an admission of fault or liability by the Company or its directors, officers, employees, agents, successors and assigns.

9.    NO DISPARAGEMENT.  Employee agrees that he will not disparage, harm or embarrass the Company or its directors, officers, employees, agents or successors; provided however, that Employee shall retain the right to discuss information concerning the duties and responsibilities of his former employment with prospective employers; and provided further, that Employee fully retains the right to inform his legal counsel of all matters concerning  his former employment and the termination thereof if said information is communicated as a matter of confidential attorney-client privilege.  Employee shall not make any statements, whether regarded as true or not, which would have the effect of causing any existing or prospective lenders, purchasers, creditors, customers, suppliers, employees or other persons or entities to question the financial condition, integrity, reputation, character or quality of the Company, or its management, employees, and affiliates.  Employee shall not at any time make any voluntary statement of any kind, or make any untrue statement while under any compulsory legal process, which is calculated to, or which foreseeably will, damage the business or reputation of the Company or its affiliates, or the past or present directors, officers or employees of any of them.

10.  CONFIDENTIAL INFORMATION.

(a)  Employee agrees that he shall not, without the express written consent of the Chief Executive Officer of the Company, directly or indirectly communicate or divulge to, or make available to, or use for his own benefit or for the benefit of, any competitor or any other person or entity, any of the Company’s trade secrets, proprietary data, proprietary technology, commercial information or other confidential information (hereafter collectively referred to as “confidential information”), which confidential information was communicated to or otherwise learned or acquired by Employee during his employment relationship with the Company, except that Employee may disclose confidential information only to the extent that disclosure is required (i) at the Company’s written direction or (ii) by a court or other governmental agency of competent jurisdiction. As long as such matters remain confidential information, Employee shall not use such confidential information in any way or in any capacity other than as expressly consented to by the Chief Executive Officer of the Company.  The provisions of this Section 10 are in addition to any other prior confidentiality and/or similar agreements between the Company and the Employee designed to protect the Company in any way.

(b)  Such confidential information includes, but is not limited to, personnel information, ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, design specifications, writings and other works of authorship, computer programs, patent information, coding and programming data, software development plans, software design documents and information, other intellectual property data, financial information, accounting information, marketing plans, customer lists and data, business plans or methods and the like, that relate in any manner to the actual or anticipated business of the Company.

(c)  Employee agrees that all records, drawings, data, samples, models, correspondence, manuals, notes, reports, notebooks, proposals, and any other documents concerning the Company's customers or products or other technical or business information used by the Company and any other tangible materials or copies or extracts of tangible materials regarding the Company's operations or business, received by Employee during his employment with the Company are, and shall be, the property of the Company exclusively.  Employee agrees to immediately return to the Company all of the material mentioned above, including writing notes, memoranda or notes taken by Employee and all tangible materials, including, without limitation, correspondence, drawings, blueprints, letters, notebooks, reports, flow-charts, computer programs and data proposals. No copies will be made by Employee, or retained by Employee, of any such confidential information, whether or not developed by Employee.

(d)  Employee agrees that he shall engage in no act which is intended, or may reasonably be expected, to harm the reputation, business, prospects, or operations of the Company.

(e)  The Parties agree that any and all inventions, ideas, concepts, works of art, writings and all other work product conceived, created or developed by Employee, either solely or jointly with others, in the course or as a result of or during his employment with the Company (“Work Products”), is proprietary to Company and constitutes confidential information subject to this Agreement.  The Parties further agree that Company is the sole owner of all such Work Products.  Employee further agrees (i) that, to the extent not already transferred to the Company, he hereby transfers and assigns to the Company all Work Products and all patent rights, copyrights and other intellectual property rights thereunder and (ii) to execute and deliver any and all instruments of transfer and other documents that the Company reasonably requests to effect the foregoing.

11.  COMPANY PROPERTY.  Employee acknowledges and agrees that on (or promptly after) the Employment Termination Date, he has returned (or will return) to the Company all property of the Company previously provided to his and/or otherwise in his possession or control, including, without limitation, all laptops, computers, cell phones, PDAs, electronic equipment, credit cards, company vehicles, building access cards and the like.

12.   WAIVER OF AGE DISCRIMINATION CLAIMS.  Employee specifically, knowingly and voluntarily waives any and all rights and claims arising under the Age Discrimination in Employment Act (ADEA), which claims have arisen as of the date this Agreement is executed by Employee.  Employee acknowledges that the consideration set forth in Section 3 hereof includes consideration for Executive's agreement herein to waive any and all rights and claims arising under the ADEA.

13.   NON-SOLICITATION.  In consideration for the severance benefits to be provided to the Employee pursuant to the provisions of Section 3 hereof, Employee hereby agrees that, for a period of one year from the date hereof, (i) he shall not, directly or indirectly (including through a business that employs Employee, or which is owned in whole or in part by Employee, or with which Employee has some other relationship), solicit, raid, entice or otherwise induce any employee of the Company or any of its subsidiaries to leave the employment of the Company; (ii) he shall not, directly or indirectly (including through a business that employs Employee, or which is owned in whole or in part by Employee, or with which Employee has some other relationship), hire any employee of the Company or any of its subsidiaries for a period of up to six months after such employee has left employment with the Company; and (iii) he shall not, directly or indirectly (including through a business that employs Employee, or which is owned in whole or in part by Employee, or with which Employee has some other relationship), solicit, entice or otherwise induce any customer of the Company or any prospective customer of the Company to cease to, or choose not to, do business with the Company.

14.  OTHER OBLIGATIONS.  Employee acknowledges and agrees that to the extent he is subject to any ongoing obligations arising out of any prior employment or other agreements between the Company and Employee (including any applicable Company policies) that are intended to remain in place after the Employment Termination Date, such obligations shall remain in full force and effect and shall be in addition to the obligations of Employee set forth in this Agreement.

15.  SEVERABILITY.  The Parties acknowledge and agree that each provision of this Agreement shall be enforceable independently of every other provision. Should any provision of this Agreement be declared by a court of competent jurisdiction to be unenforceable or invalid as drafted, it may and shall be reformed or modified by a court to the form of an enforceable and valid provision that achieves, to the greatest extent possible, the result intended by the Parties in drafting and agreeing to the unenforceable and invalid provision. In the event that a court should decline to so reform or modify such a provision, or determine that no enforceable and valid provision can be created to achieve the intended result, the unenforceability and invalidity of the remaining provisions of this Agreement shall not be affected thereby and said unenforceable or invalid provision shall be deemed not to be a part of this Agreement and the remaining provisions hereof shall remain in full force and effect.

16.   NO WAIVER; HEADINGS.  The Parties acknowledge and agree that the failure of either party to enforce any provision of this Agreement shall not constitute a waiver of that provision or of any other provision in this Agreement.  The headings of sections as used herein are intended for reference purposes only and shall not affect the interpretation of this Agreement.

17.   ENTIRE AGREEMENT.  The Parties acknowledge and agree that this Agreement constitutes the complete and entire agreement between the Parties; that the Parties have executed this Agreement based upon the express terms and provisions set forth herein and therein; that the Parties have not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous employment, severance or other agreement, whether oral or written, shall have any effect on the terms and provisions of this Agreement except as expressly provided herein; and that all such previous agreements, except as expressly provided in this Agreement, are expressly superseded and revoked by this Agreement.  The Employee hereby declares and represents that no promise, inducement, or agreement not contained in this Agreement has been made or offered to him, and that the terms hereof are contractual and not a mere recital.

18.   AMENDMENT.  This Agreement shall not be modified by any subsequent agreement unless the modifying agreement (a) is in writing, (b) contains an express provision referencing this Agreement, (c) is executed by a designated officer of the Company, and (d) is executed by Employee.

19.  CONSULTATION WITH LEGAL COUNSEL.  Employee acknowledges and agrees that he has been provided a reasonable time to review this Agreement with legal counsel and to consider the terms and provisions of this Agreement.  Both Parties acknowledge and agree that they are voluntarily entering into this Agreement, after consultation with their legal counsel if so desired, and after full disclosure of all the facts and circumstances surrounding the execution of this Agreement and its legal effect.

20.   BINDING EFFECT.  This Agreement shall inure to the benefit of the Company (as defined in Section 1 hereof), and to its successors and assigns, and to the persons released hereunder pursuant to Section 6 hereof.  This Agreement shall inure to the benefit of Employee and his heirs, executors and personal representatives.  This Agreement is personal to Employee, and Employee may not assign, delegate or otherwise transfer any of his rights, duties or obligations hereunder without the prior written consent of the Chief Executive Officer of the Company, and any attempt to do so without such prior written consent shall be deemed void and of no force and effect.

21.   NOTICES.  Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission, (b) on the first business day after it is sent by air express overnight courier service, or (c) on the fourth business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

(1)	If to the Company, addressed to:

US Dataworks, Inc.
One Sugar Creek Center Blvd.; 5th Floor
Houston, Texas 77478
Attn: Chief Executive Officer
Fax: 281-504-8101

(2)	If to Employee, addressed to:

Mario H. Villarreal

Fax:

Or to such other address as either Party may have furnished to the other Party in writing in accordance with this Section 21.

22.  EMPLOYEE ACKNOWLEDGMENT/NO STRICT CONSTRUCTION.  The Employee represents to Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms and conditions.  The Parties agree that the language used in this Agreement shall be deemed to be the language chosen by them to express their mutual intent, and no rule of strict construction shall be applied against either Party.  Employee also represents that he is free to enter into this Agreement. Employee acknowledges that he has had the opportunity to consult with counsel of his choice, independent of the Company’s counsel, regarding the terms and conditions of this Agreement.

23.   GOVERNING LAW.  The laws of the State of Texas, without regard to its conflicts of law provisions, shall govern the enforceability, interpretation and legal effect of this Agreement.

24.   COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Facsimile signatures shall be enforceable.

25.   TRANSITION ASSISTANCE.  For a period not to extend beyond January 31, 2012, Employee agrees to assist the Company in the transition of his duties and customer accounts as is reasonably requested by the Company.

STATEMENT BY EMPLOYEE: THE COMPANY HAS ADVISED ME IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.  I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS AGREEMENT AND HAVE HAD SUFFICIENT TIME AND OPPORTUNITY TO CONSULT WITH MY PERSONAL TAX, FINANCIAL AND LEGAL ADVISORS PRIOR TO EXECUTING THIS AGREEMENT, AND I INTEND TO BE LEGALLY BOUND BY ITS TERMS.  I UNDERSTAND THAT MY RIGHTS UNDER THIS AGREEMENT ARE CONTINGENT ON MY SIGNATURE BELOW.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date set forth below.

US DATAWORKS, INC.

By:	/s/ Charles E. Ramey
Charles E. Ramey, Chief Executive Officer

EMPLOYEE:

/s/ Mario H. Villarreal
Mario H. Villarreal

Date:	12/29/2011